Exhibit 99.1

Atlantic Power Corporation Announces Substantial Issuer Bid

DEDHAM, MASSACHUSETTS — June 16, 2016 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that its Board of Directors has approved a substantial issuer bid (the “Offer”) pursuant to which the Company will offer to purchase for cancellation up to US$65 million aggregate principal amount of the Company’s issued and outstanding 5.75% Series C Convertible Unsecured Subordinated Debentures maturing June 30, 2019 (the “Debentures”).

The purchase price under the Offer is US$965 in cash per US$1,000 principal amount of Debentures.  Holders of Debentures (each, a “Debentureholder”) who tender and do not withdraw their Debentures under the Offer will receive a cash payment in respect of all accrued and unpaid interest on such debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

The Debentures are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “ATP.DB.U”.  On June 15, 2016, the last full trading day prior to the announcement by the Company of the approval of the Offer by its directors, the closing price per Debenture on the TSX was US$928.  As of June 15, 2016, there was US$105.3 million principal amount of Debentures issued and outstanding.

Certain institutional Debentureholders have agreed, pursuant to lock-up agreements with the Company dated June 16, 2016, to tender an aggregate of approximately US$29.7 million principal amount of Debentures held by them to the Offer.

If the principal amount of the Debentures tendered and not withdrawn under the Offer exceeds in the aggregate US$65 million (or such larger principal amount as determined by the Company), such debentures to be purchased by the Company will be subject to pro-ration.

The Company will fund any purchases of Debentures pursuant to the Offer from available cash on hand.  Management of the Company believes that repurchases of the Debentures will create value for the Company’s shareholders by reducing the Company’s cash interest payments, de-levering its balance sheet and improving its debt maturity profile.

The Offer is not conditional upon any minimum number of Debentures being deposited, but is subject to various other conditions as detailed in the formal offer to purchase, issuer bid circular and the related letter of transmittal, containing the terms and conditions of the Offer and instructions for depositing such debentures (the “Offer Documents”).  The Offer Documents will be mailed to registered Debentureholders on June 17, 2016 and will be filed with the applicable securities regulators and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Alexander Capital Group Inc. (“Alexander Capital”) was engaged by the Company as the independent valuator to prepare a formal valuation of the Debentures in accordance with applicable Canadian securities laws (the “Valuation”).  The Valuation contains Alexander Capital’s opinion that, based on the scope of its review and subject to the assumptions, qualifications and limitations provided therein, as of June 15, 2016, the fair market value of the Debentures falls within the range of US$930 to US$970 per US$1,000 principal amount of Debentures.  A copy of the Valuation will be attached to the Offer Documents.

The Offer will commence on June 17, 2016 and expire at 5:00 pm (Toronto time) on July 22, 2016 (the “Expiration Date”), unless extended, varied or withdrawn by the Company.

In accordance with applicable Canadian and U.S. securities laws, the Company will suspend purchases of the Debentures pursuant to its current normal course issuer bid (“NCIB”) commenced on December 29,

2015 until after the Expiration Date or date of termination of the Offer.  As of June 16, 2016, the Company had purchased an aggregate principal amount of US$24.7 million of the Debentures under the current NCIB and its previous NCIB, which expired in November 2015.

Kingsdale Shareholder Services (“Kingsdale”) has been engaged by the Company to act as Information Agent for the Offer.  Debentureholders who have questions with respect to the Offer, or require any assistance with respect to the Offer, including how to tender Debentures pursuant to the Offer, may contact Kingsdale by telephone at 1-888-518-1554 (toll-free in North America) or at 416-867-2272 (collect call outside North America) or by email at: contactus@kingsdaleshareholder.com.

RBC Capital Markets is acting as dealer manager (“Dealer Manager”) and financial advisor to the Company in connection with the Offer.

None of Atlantic Power, its directors, the Dealer Manager, Kingsdale, or Computershare Trust Company of Canada, the depositary for the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer.  Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of such debentures to deposit.  Debentureholders are strongly urged to review and evaluate carefully all information in the Offer Documents, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of such debentures to deposit.  Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power’s common shares trade on the New York Stock Exchange under the symbol AT and on the TSX under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Investor Relations

(617) 977-2700

info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the expiration of the Offer;

•                  the timing of the take up and payment for Debentures deposited to the Offer; and

•                  the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business plan, including the objective of enhancing the value of its existing assets through optimization investments and commercial activities, de-levering its balance sheet to improve its cost of capital and ability to compete for new investments, and utilizing its core competencies to create proprietary investment opportunities, and the Company’s ability to raise additional capital for growth and/or debt reduction, and the outcome or impact on the Company’s business of any such actions.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.  In connection with the proposed transaction, Atlantic Power will file with the SEC a Tender Offer Statement under Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Tender Offer Statement”).  This communication is not intended to be, and is not, a substitute for such filings or any other document that Atlantic Power may file with the SEC in connection with the Offer.  Investors and security holders are urged to read the Tender Offer Statement and its exhibits regarding the proposed transaction when it becomes available, because it will contain important information that you should consider before making any decision regarding the Offer.  You may obtain a free copy of the Tender Offer Statement and its exhibits and other related documents filed by Atlantic Power with the SEC at the SEC’s website at www.sec.gov, or from Atlantic Power’s website at www.atlanticpower.com, or from the depositary, Computershare Trust Company of Canada, at 1-800-564-6253 (toll-free in North America) or at 1-514-982-7555 (collect call outside North America) or by e-mail at: corporateactions@computershare.com.